Exhibit 10(a)

Stock Option Agreement- Alternative Retirement Vesting (“Agreement”)
Under the 2019 Entergy Corporation Omnibus Incentive Plan

The Talent and Compensation Committee of the Board of Directors (“Committee”) of Entergy Corporation has agreed to grant you (“you” or “Grantee”), pursuant to the 2019 Entergy Corporation Omnibus Incentive Plan (the “Plan”), a nonstatutory stock option (the “Option”) to purchase that number of Shares set forth on the Stock Option Grant Notice to which this Agreement is attached (the “Grant Notice”) at the Exercise Price set forth as the award price on the Grant Notice, subject to the Plan and the following terms and conditions:

1.    Grant Date; Acknowledgement and Acceptance. This Option grant is effective as of the award date set forth on the Grant Notice (the “Grant Date”), contingent upon your acceptance of this Option in accordance with the terms of this Agreement and the Grant Notice. The effectiveness of this Agreement is subject to your electronically acknowledging and accepting this Agreement and all of its terms and conditions and the terms of the Plan in the manner and at the time set forth on the Grant Notice. If you do not timely acknowledge and accept this Agreement in accordance with the Grant Notice, the Company shall be entitled to unilaterally cancel and render void this Agreement and the Grant Notice.

2.    Option Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and, unless the Option is previously terminated pursuant to the Plan or this Agreement, shall terminate upon the expiration of ten years from the Grant Date. Unless earlier terminated or forfeited, upon expiration of the Option Term, all of your rights under the Plan and this Agreement with respect to the Option shall terminate.

3.    Vesting. The Option shall vest and become exercisable as to one-third (1/3) of the Shares subject to the Option on each of the first three (3) anniversaries of the Grant Date (each such anniversary a “Vesting Date”), subject to the terms of Section 5 and the Plan; provided, that in order for the portion of the Option to vest that is scheduled to become vested on each such Vesting Date, through each such Vesting Date you comply with Section 9 of this Agreement and you remain either (a) a continuous full-time regular employee of a System Company or (b) a continuous part-time regular System Company employee participating in the phased retirement program under the Entergy System Policies & Procedures Phased Retirement - Pre-Separation Policy (the “Phased Retirement Program”), unless otherwise provided in Section 5 of this Agreement. There shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date set forth above.

4.    Option Exercise.

(a)    Method of Exercise. You may exercise the vested portion of the Option by one of the methods approved by the Committee in connection with the grant of this Option. You can determine the permissible methods of exercise by contacting the recordkeeper with the contact information made available to you from time to time. You will be required to choose from one of the payment methods made available by the Committee for exercising the Options, which method shall also provide for the payment by you of all applicable income tax and employment tax amounts required to be withheld in connection with such exercise.

(b)    Limitations on Sale. Notwithstanding anything to the contrary in Section 4(a) above or in the general description of exercise alternatives, as a Participant with System Management Level (“ML”) 1-4 status (“ML 1-4 Participant”), you must maintain the applicable Common Stock Ownership Target Level reflected in the chart below, which level is expressed as a multiple of your base salary and is based on your ML.

System Management Level	Common Stock Ownership Target Level
ML1	6 times base salary
ML2	3 times base salary
ML3	2 times base salary
ML4	1 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by you, including, but not limited to, Restricted Shares on which restrictions have not yet lifted and shares of Common Stock held in tax-qualified 401(k) plans. Until you achieve your applicable Common Stock Ownership Target Level, you must continue to retain at least that number of Shares equal to 75% of your After-Tax Net Profit (as defined below) from the exercise of the Option divided by the Fair Market Value of the Common Stock on the exercise date, rounded down to the nearest whole number, until the earlier of (a) achieving and maintaining your applicable Common Stock Ownership Target Level, or (b) your termination of full-time employment (or part-time employment under the Phased Retirement Program) with all System Companies.

For purposes of this Section 4, “After-Tax Net Profit” means the total Fair Market Value of the Shares that you elect to acquire by exercise under this Option, determined as of the date of exercise, minus the total of (i) the Exercise Price for these Shares, and (ii) the amount of all applicable federal, state and local income tax, employment tax, other tax withholding and other fees that must be withheld in connection with the exercise.

5.    Termination of Option. Except as otherwise set forth in this Agreement or the Plan, if your full-time System Company employment or part-time System Company employment under the Phased Retirement Program, as applicable, should terminate prior to the expiration of ten years from the Grant Date, you, or your designated beneficiary or heirs, as applicable, shall have only the following periods of time (“Remaining Exercise Period”), as specified below, and such additional periods of time, if any, that the Committee may designate in its sole discretion, to exercise the Option, to the extent vested at the time your employment terminates:
(a)    If you die while actively employed with a System Company, any unvested portion of the Option will immediately vest, and the Remaining Exercise Period for your designated beneficiary or heirs, as applicable, shall end on the earlier of (i) the fifth (5th) anniversary of the date of your death or (ii) the tenth (10th) anniversary of the Grant Date.

(b)    If your employment terminates due to Disability, any unvested portion of the Option shall immediately vest, and the Remaining Exercise Period shall end on the earlier of (i) the fifth

(5th) anniversary of the date of such termination of employment or (ii) the tenth (10th) anniversary of the Grant Date.

(c)    If you Retire (as defined below) before you have attained age 60 and completed at least ten (10) years of Vesting Service (as defined below), any unvested portion of the Option shall continue to vest pursuant to the vesting schedule set forth in Section 3 hereof after you Retire as if your System Company employment had continued through each applicable Vesting Date, and the Remaining Exercise Period shall end on the earlier of (i) the fifth (5th) anniversary of the date you Retire or (ii) the tenth (10th) anniversary of the Grant Date. If you Retire on or after the date you have attained age 60 and completed at least ten (10) years of Vesting Service, any unvested portion of the Option shall continue to vest pursuant to the vesting schedule set forth in Section 3 hereof after you Retire as if your System Company employment had continued through each applicable Vesting Date, and the Remaining Exercise Period shall end on the tenth (10th) anniversary of the Grant Date. For purposes of this subsection 5(c), “Retire” means you incur a separation from service with all System Companies and at the time of such separation from service either (A) you are eligible to commence retirement benefits under a final average pay defined benefit pension formula under a System Company-sponsored qualified defined benefit pension plan, (B) you have attained age 65, or (C) you have attained age 55 with at least ten (10) years of Vesting Service; and “Vesting Service” means vesting service under the System Company sponsored qualified defined benefit pension plan in which you actively participate or, if none, under the System Company sponsored qualified defined contribution pension plan in which you actively participate.

(d)    Notwithstanding anything herein to the contrary, if your employment with your System Company employer terminates for Cause, or the Committee or its delegee determines that you engaged in an activity that would constitute Cause, then both the vested and unvested portions of the Option shall immediately terminate, and the Exercise Period shall immediately end.

(e)    If your full-time System Company employment or part-time System Company employment under the Phased Retirement Program, as applicable, terminates for any other reason not set forth in Subsections 5(a), (b), (c) or (d) above, any unvested portion of the Option will terminate, and the Remaining Exercise Period for the vested portion of the Option shall end on the earlier of (i) the tenth (10th) anniversary of the Grant Date or (ii) the date that is ninety (90) days following your last date of System Company employment.

(f)     Except as provided below for an employee on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are approved by your System Company employer for a leave of absence (whether paid or unpaid) for reasons other than Disability or you are a continuous part-time regular System Company employee participating in the Phased Retirement Program, your Option, to the extent not fully vested, will continue to vest while you remain on the approved leave of absence or during such participation in the Phased Retirement Program, as applicable, upon each anniversary of the Grant Date in accordance with the vesting schedule set forth in Section 3 hereof. If your System Company employment terminates during such approved leave period, the Remaining Exercise Period for your vested Option, if any, shall be determined in accordance with the provisions of Subsections 5(a) through (e) above, depending upon the reason for such termination. If you are on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, you will not be considered under the Plan or this Agreement to be a full-time or eligible part-time System Company employee under the Phased Retirement Program during the extended leave of absence bridge period, and your System Company employment will be considered terminated for purposes of vesting in Options under this Agreement as of the commencement of your extended leave of absence bridge period.

6.    Accelerated Change in Control Vesting. Notwithstanding any provision of Sections 3 or 5 hereof to the contrary, in the event that (A) a Change in Control occurs and (B) either (i) outstanding Options are not assumed or substituted in connection therewith as described in Section 12(b) of the Plan, or (ii) outstanding Options are so assumed or substituted in connection therewith and your employment or service is terminated by your System Company employer without Cause or by you for Good Reason on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then the Options shall immediately become fully vested and the restrictive covenants set forth in Section 9(b), (c) and (d) of this Agreement shall cease to apply as of the date of the Change in Control, if subclause (i) applies, or as of the applicable termination date, if subclause (ii) applies, and any such vested and exercisable Option may be exercised within the remaining term of the Option.

7.    Entergy Policies.

(a) Hedging Policy. Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Board at its meeting held on December 3, 2010, and as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders. Participation in any hedging transaction with respect to Common Stock (including Options) is prohibited.

(b) Recoupment Policy; Dodd-Frank; Payment in Error. The Option and any Shares received upon exercise thereof are subject to forfeiture and recovery by the Company pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation (i) any policy that the Company has adopted or may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and implementing rules and regulations thereunder, including the Entergy System Policy Regarding Recoupment of Certain Compensation, as adopted by the Board at its meeting held on October 27, 2023, as may have been amended and as in effect on the date hereof (“Recoupment Policy”), (ii) the Entergy System Discretionary Recoupment Policy Regarding Detrimental Conduct (“Detrimental Conduct Policy”), as adopted by the Board at its meeting held on January 26, 2024, as may have been amended and as in effect on the date hereof, or (iii) as otherwise required by applicable law. Without limiting the foregoing, (A) pursuant to the Recoupment Policy, the Company is allowed to seek reimbursement of certain incentive compensation from “executive officers,” as defined in the Recoupment Policy, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws; or there is a material miscalculation of a performance measure relative to incentive compensation, regardless of whether the Company’s financial statements are restated; or the Board determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated, and (B) pursuant to the Detrimental Conduct Policy, the Company is allowed to seek reimbursement of incentive compensation from any ML 1-4 officer who engages in certain detrimental conduct, including commission of a felony or other crime that affects the officer’s ability to perform their duties; fraud in contravention of the officer’s duties to the enterprise; unauthorized disclosure of confidential or proprietary information of an Entergy System company or material violation of a material written Entergy System company policy or material agreement between the officer and an Entergy System company in either case that results in, or could have resulted in, termination for Cause or that results in significant financial or operational loss, or significant reputational harm to the Company; and any other conduct that the officer knew or should have known could result in termination for Cause (regardless of whether it does) and that results in significant financial or operational loss or significant reputational harm to the Company. To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan, including without limitation pursuant to Section 28 of the Plan (such excess amount, an “Excess Payment”), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.

(c) Insider Trading Policy. All ML 1-4 Participants are considered “Restricted Employees” under the Entergy System Insider Trading Policy. As a Restricted Employee, you may trade in Entergy Corporation securities only during an open window period (and only if you are not in possession of material, non-public information). Generally, window periods begin on the second business day after the quarterly earnings release and end at the close of trading on the 15th day of the third month of the Company’s fiscal quarter or, if such day is not a trading day, on the last preceding trading day. In addition, if you are a Restricted Employee, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy Corporation securities with Entergy Corporation’s Office of the General Counsel. All exercises of the Option and transactions in the underlying Common Stock must be made in compliance with the Insider Trading Policy as in effect at such time.

8.    Option Nontransferable. This Option may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your designated beneficiary) other than by will or laws of descent and distribution, and any such purported Transfer shall be null and void ab initio. During your lifetime, this Option may be exercised only by you or your guardian or legal representative, if applicable.
9.    Confidentiality and Restrictive Covenants. In consideration of the grant to you of the Option set forth herein, you hereby agree to the following restrictive covenants:
(a)     Confidential Information. You acknowledge that the System Companies have unique methods and processes for the generation, transmission and distribution and sale of energy and energy-related products, which give the System Companies a competitive advantage, including strategic and non-public plans for their products, geographic and customer markets, and for marketing, distributing and selling their products. You further acknowledge that you have held a position of confidence and trust with respect to the System Companies and that you have and will acquire additional detailed knowledge of the System Companies’ unique and confidential methods of doing business and plans for the future. You acknowledge that the System Companies are expending and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology. You also acknowledge that the System Companies have a compelling business interest in protecting the System Companies’ Confidential Information (as defined below) and that the System Companies would be seriously and irreparably damaged by the improper disclosure of Confidential Information. You therefore agree that, during your employment or other service with any System Company and at all times thereafter, you will hold in a fiduciary capacity for the benefit of the System Companies and, other than as authorized in writing by the General Counsel of the Company or as required by law, or in the proper performance of your duties and responsibilities, or as otherwise provided in this

Section 9, you will not disclose, directly or indirectly, to any person or entity, or use, any Confidential Information for any purpose other than the furtherance of your responsibilities to any System Company. For purposes of this Agreement, “Confidential Information” means information that is not generally known by persons outside the System Companies and could not easily be determined or learned by someone outside the System Companies, including without limitation, any and all information and knowledge, whether or not explicitly designated as confidential and whether or not reduced to writing, regarding the System Companies’ business, including, without limitation, (i) the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or natural gas (through regulated utilities or otherwise), (ii) the System Companies’ ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), and the provision of operations and management services (including, without limitation, decommissioning services) with respect to power plants, and the sale of the electric power produced by the System Companies’ operating plants to wholesale customers, (iii) the System Companies’ proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of any System Company with whom you became or become acquainted during your relationship with any System Company), books and records of any System Company, corporate, regulatory, customer and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to you prior to or during your employment with a System Company or otherwise in connection with your relationship with any System Company and (iv) any attorney-client privileged information of a System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company. You agree that your obligation not to disclose or use Confidential Information, and your obligation, detailed below in this Section 9, to return and not to retain materials and tangible property, upon your termination of employment with all System Companies, shall also extend to such types of information, materials and tangible property of customers of and suppliers to the System Companies and to other third parties, in each case who may have disclosed or entrusted the same to you or to any System Company during your employment with any System Company.
(b)    Non-Competition. You agree that (i) at all times during the period of your employment or service with any System Company employer, and (ii) for one (1) year following the termination for any reason of your employment by or service with your last System Company employer ((i) and (ii) collectively, as applicable, the “Non-Compete Period”), you will not engage in Competing Employment. For purposes of this Section 9, “Competing Employment” means working for, providing services to or otherwise directly or indirectly assisting (whether or not for compensation) any person, entity or business which directly or indirectly competes with any part of the System Company business, and such employment or services involve products, services and business activities that are the same as or similar to those you provided to a System Company, or as to which you had access to Confidential Information while employed by any System Company or, with respect to that part of the Non-Compete Period described in subsection 9(b)(ii), in the two years preceding your termination of employment or service with all System Companies. You agree that it is reasonable for the restriction contained in this paragraph to apply in each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any System Company engages in any business activity, or otherwise distributes, licenses or sells its products or services, including, without limitation, Arkansas,

District of Columbia, Louisiana, Mississippi, and Texas, and any other state in which any System Company engages in business at any time and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, East Baton Rouge, East Carroll, East Feliciana, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn (collectively, the “Restricted Territory”). Notwithstanding the foregoing, if your employment is terminated by any System Company employer without Cause, the covenant not to compete set forth in this Section 9(b) shall apply only for as long as the System Company employer continues to pay you, in accordance with the System Company employer’s regular payroll practices and schedule, your bi-weekly base salary in effect on the effective date of the termination of your employment, less any applicable tax withholdings and ordinary deductions (such payments, the “Non-Compete Payments”), but in no such event for longer than the Non-Compete Period. In any instance where a System Company employer has the right to elect to make Non-Compete Payments, such System Company employer must notify you in writing of such election, and the duration for which it elects to make Non-Compete Payments, within ten (10) business days following the termination of your employment from all System Company employment. If the System Company Employer elects to make the Non-Compete Payments for less than the full Non-Compete Period, you shall be free to join a competitor after you cease receiving the Non-Compete Payments. For purposes of clarity, in the event of your termination for Cause or voluntary resignation, you shall be subject to the restrictions set forth in this Section 9(b) without any requirement that any System Company employer pay you any Non-Compete Payments.

(c)    Non-Solicitation; Non-Interference. You agree that, until the later of the end of the Non-Compete Period or the last day you are scheduled to receive cash severance payments from your System Company employer pursuant to any severance plan or other agreement, except in the good faith performance of your duties to the System Companies, you shall not, other than as authorized in writing by the General Counsel of the Company: (i) directly or indirectly, solicit or seek to hire or identify for potential hiring (whether on your own behalf or on behalf of any other person, entity or organization) any person who is at that time (or was during the prior six (6) months) an employee or consultant of any System Company, or (ii) within the Restricted Territory, directly or indirectly solicit the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company to provide competing products or services or advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company. This Section 9 (c) shall not be violated by general advertising not targeted at the forgoing persons or entities. The non-solicitation covenant in subsection 9(c)(i) shall not apply to solicitation of persons involuntarily terminated from System Company employment and shall only apply to persons (A) who reported directly or indirectly to you; (B) with whom you had material contact while at a System Company; or (C) about whom or which you possessed (1) information regarding quality of performance while they were employed by or performing services for a System Company, which information you would not otherwise have except for the position you held with a System Company, or (2) Confidential Information. You further agree that while you are employed by any System Company and thereafter until the later of the end of the Non-Compete Period or the last day you are scheduled to receive cash severance payments from your System Company, you will not, directly or indirectly, induce or encourage any third party, including any provider of goods or services to any System Company, to terminate or diminish its business relationship with any System Company; nor will you take any other action that could, directly or indirectly, be detrimental to any System Company’s relationships with its providers of goods or services or other business affiliates or that could otherwise interfere with any System Company’s business.

(d)     Non-Disparagement. You agree that, to the fullest extent permitted by applicable law, you will not at any time (whether during or after your employment or service with any System Company), other than in the proper performance of your duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or, to the extent related to their service to any System Company, any of their respective directors, officers, shareholders, employees, agents, or attorneys. “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities of the individual or entity being disparaged.
(e)    System Company Property. All tangible materials, equipment, devices, documents, copies of documents, data compilations (in whatever form), software programs, and electronically created or stored materials that you receive or create in the course of employment with a System Company are and shall remain the property of the System Company and you shall immediately return (and/or cooperate in the supervised deletion of) such property to your System Company employer upon the termination of your employment, for whatever reason. The obligation to return property and documents extends to anything received or made during and as a result of employment by a System Company, regardless of whether it was received from a System Company or a third party, such as an actual or potential vendor or customer, and regardless of whether a document contains Confidential Information. The only documents not subject to the obligation to return are documents directly relating to your compensation and benefits, such as your pay stubs and benefit plan information.
(f)     Violation of the Restrictive Covenant Section. In the event that you violate any provision of this Section 9, the time periods set forth in those paragraphs shall be extended for the period of time you remain in violation of the provisions, to the greatest extent allowed by applicable law. The provisions of Section 9(a) – (e) hereof are, and shall be construed as, independent covenants, and no claimed or actual breach of any contractual or legal duty by any System Company shall excuse or terminate your obligations hereunder or preclude any System Company from obtaining injunctive relief for your violation, or threatened violation, of any of those provisions. You also agree to indemnify and hold the System Companies harmless from any and all losses (including, but not limited to, reasonable attorney’s fees and other expenses incurred to enforce this Agreement) suffered by any System Company as a result of any violation or threatened violation of any of your representations, warranties, covenants or undertakings set forth in this Agreement (in addition to any other remedies available to the System Companies set forth in Section 9(i) below), provided that a System Company is found to be the prevailing party in any such action.
(g)    Restrictive Covenants Contained in Other Agreements.  Notwithstanding any provision contained herein to the contrary, to the extent that you are or become subject to any other agreement with a System Company that contains restrictive covenants different from the restrictive covenants contained in this Agreement, the restrictive covenants set forth in such other agreement shall supplement, and shall not replace, the restrictive covenants herein.
(h)    Exclusions. Notwithstanding anything else in this Section 9 or in this Agreement to the contrary:

(1)     The restrictive covenants in this Section 9 are not intended to restrict you from cooperating with any investigation or proceeding initiated by the Nuclear Regulatory Commission (“NRC”) or any other federal or state regulatory agency. Further, you may make disclosure (A) to exercise your rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission Rule 21F-17(a), or any other federal or state law providing whistleblower rights; (B) to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction; (C) when participating in “protected activities,” as defined in Section 211 of the Energy Reorganization Act of 1974 and in 10 C.F.R. Part 50.7; (D) when engaging in activities protected by the National Labor Relations Act or any similar federal or state law; or (E) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information. With the exception of Confidential Information subject to the attorney-client privilege, you shall have no obligation to seek prior approval of any System Company or to inform any System Company of such disclosure. This Agreement does not limit your ability to communicate, without notice to any System Company, with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, or to collect a reward in connection with any whistleblower information provided to a government agency.
(2)     Defend Trade Secrets Act Immunity Notice. Pursuant to the Defend Trade Secrets Act of 2016, non-compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a System Company trade secret: (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (B) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (C) to an attorney representing you in a lawsuit for retaliation by any System Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.
(3)    All applicable laws with regard to restrictive covenants (including those of the State of California) are incorporated by reference herein and shall be treated as a part of this Section 9. Accordingly, in the event of an inconsistency between any provision of this Section 9 and an applicable legal requirement, the applicable legal requirement shall apply and this Section 9 shall be interpreted to require only such restrictions as are permitted by applicable law.
(i)    Enforcement. You hereby agree that the covenants set forth in this Section 9 are reasonable with respect to their scope, duration, and geographical area. You further agree and acknowledge that the restrictions contained in Section 9 do not and would not unreasonably impose limitations on your ability to earn a living. If any court or other tribunal determines that any term or provision of Section 9 is overbroad or otherwise invalid or unenforceable, you and the Company hereby agree that such court or tribunal shall have the power and obligation to narrow or otherwise reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be fully enforceable as so modified. Your agreement to the restrictions provided for in this Agreement and the Company’s agreement to grant the Award are mutually dependent consideration.

Therefore, notwithstanding any other provision to the contrary in this Agreement, if (i) the enforceability of any material restriction applicable to you as provided for in this Section 9 is challenged and found unenforceable by a court or other tribunal or (ii) you breach any of the provisions of Section 9, then the Company shall have the right to terminate this Agreement and, to the extent that you have exercised the Option in whole or in part, recover from you an amount equal to the aggregate Fair Market Value of the Common Stock subject to such exercise on the date of such exercise of the Option, less the aggregate exercise price thereof. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of your promises and consideration under the Agreement, and not as a liquidated damages clause. In addition, in the event of the Company’s termination of this Agreement, you shall immediately forfeit all un-exercised Options. You further hereby agree that, in the event of a breach by you of any of the provisions of Sections 9(a), (b), (c), (d), or (e), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company or a System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. You acknowledge (i) that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of the Confidential Information of the System Companies and their relationships with customers, suppliers and other business partners and (ii) that you are informed in writing hereby that you have a right to the advice of legal counsel and should consult with an attorney of your choice with regard to this Agreement, and you have been provided ample opportunity to seek out and consult with such counsel.
(j)    Third Party Beneficiaries; Survival of Restrictive Covenants. For purposes of this Section 9, “Company” shall include Entergy and all other System Companies. You and the Company agree that each System Company is an intended third-party beneficiary of this Section 9, and further agree that each System Company is entitled to enforce the provisions of this Section 9 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms of the restrictive covenants set forth in this Section 9 shall survive the termination of this Agreement and shall remain in full force according to their respective terms.

(k)     Duty to Notify Prospective Employers of Restrictive Covenants. In the twelve (12) months following the termination of your employment with your last System Company employer, in the event you seek or obtain employment or another business affiliation with any person or entity other than a System Company, you agree to notify the Company in writing, as far in advance as is reasonably practicable, but in no event less than two weeks prior to your proposed commencement of employment, of the details of such employment or business affiliation. You also agree to show these restrictive covenant provisions to any prospective employer, and you consent to any System Company showing these provisions to any third party believed by a System Company to be a prospective or actual employer of you, or a receiver of services from you, and to insisting on your compliance with these terms. Your obligations under this Section 9(k) will expire on that date which is twelve months after the end of your employment with all System Companies (or, if later, the last date as of which you are scheduled to receive separation payments from any System Company pursuant to a severance plan or other agreement).

(l)    Validity. Except as specifically provided in Section 9(i) of this Agreement, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.    Withholding Taxes. The Company will use the “net shares method” to satisfy any tax withholding obligation in respect of the Option, which means the Company will reduce the number of Shares otherwise payable to you upon exercise of the Option by the number of Shares with a value necessary to cover up to the maximum amount of such obligation in any applicable jurisdiction. In no event shall the Company or any other System Company have any liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income, including without limitation, in the event that you are subject to penalty tax or premium interest tax pursuant to Code Section 409A.

11.    Governing Law/Court Proceedings. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state. Any suit, action or proceeding arising out of, or with respect to this Agreement, its enforcement, breach, or interpretation, shall be brought in any court of competent jurisdiction in the State of Delaware, County of New Castle, and you and the Company hereby submit to the exclusive jurisdiction of such court (and its appellate court, whether or not located in the State of Delaware) for the purpose of any such suit, action, or proceeding. You and the Company hereby irrevocably waive (i) any objections which each may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, County of New Castle, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) any right to a jury trial.
12.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern, and this Agreement shall be deemed to be modified accordingly, unless the Plan allows for such modification of the Plan’s terms by this Agreement.

13.    Amendments. This Agreement may be amended or modified only by an instrument in writing signed by the parties hereto.

14.    Rights as a Shareholder. Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to the Option until either (i) such Shares are credited to a separate book entry account in your name; or (ii) the date of issuance of a stock certificate for such Shares.

15.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by United States registered mail, return receipt requested, postage prepaid, if to you, to your last known address filed in the personnel records of the System Companies, and if to the Company, to the address set forth below, or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that any notice of change of address shall be effective only upon actual receipt thereof:

If to the Company, to:

Entergy Services, LLC
Attention: Senior Vice President, General Counsel & Secretary
639 Loyola Avenue, 28th Floor
New Orleans, LA 70113-3125

16.    Agreement Not a Contract of Employment. Your employment with your System Company employer shall remain at-will. Neither the Plan, the granting of the Option, this Agreement, the Grant Notice, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

17.    Authority of the Committee. The Committee shall have full authority and discretion to interpret and construe the terms of the Plan, the Grant Notice, and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

18.    Breach; Waiver. If Grantee fails to comply with any term or provision of this Agreement or the Plan, Grantee shall not be entitled to the Award, as Company may determine in its sole discretion. Any term or provision of this Agreement may only be waived by a System Company. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized Company officer. The failure of any System Company to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any System Company thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

19.    No Fractional Shares. If application of the vesting percentage set forth in Section 3 of this Agreement results in a fractional Share, such Share shall be rounded down to the nearest whole Share for each year except for the last year of the vesting period, at the end of which last year the Option shall become vested for the full remainder of the Shares. The Company will not deliver any fractional Shares.

20.    Headings. The titles and headings of the sections in this Agreement are for convenience of reference only, do not form part of this Agreement, and shall not affect the construction of this Agreement.

21.    Electronic Signature. Electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

22.    Entire Agreement. The Grant Notice and this Agreement (including the Plan) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior undertakings and agreements between the Company and its Affiliates and you with respect to the subject matter hereof.

23.     Prospectus. This Agreement constitutes part of a prospectus covering Securities registered under the Securities Act of 1933. The remaining documents constituting the prospectus are available on Entergy Corporation’s intranet under Our Company, Human Resources, Money & Finances, Compensation, Equity https://entergy.sharepoint.com/sites/myhra/myBenefits/Pages/Compensation.aspx.
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